                            EXECUTIVE
                  SEVERANCE BENEFITS AGREEMENT


     This Executive Severance Benefits Agreement (the "Agreement") is entered into this 31st day of August, 2000 (the "Effective Date"), between Tricia Borga Suvari ("Executive") and CV Therapeutics, Inc. (the "Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 5.

     The Company and Executive hereby agree as follows:

                            article 1

          Scope of and Consideration for this Agreement

     .1   Executive is currently employed by the Company.

     .2   The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive's employment with the Company is terminated under the circumstances described herein following a Change in Control.

     .3   The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company, and Executive's execution of a release in accordance with Section 3.1.

     .4   This Agreement shall supersede any other agreement relating to cash severance benefits and health benefits in the event of Executive's severance from employment with the Company following a Change in Control.

                            article 2

                       Severance Benefits

     .1   Severance Benefits.  If Executive's employment terminates
due to an Involuntary Termination Without Cause or a Constructive Termination within thirteen (13) months following the effective date of a Change in Control, such termination of employment will be deemed a Covered Termination. A Covered Termination entitles Executive to receive the following benefits set forth in Sections 2.2, 2.3, 2.4, and 2.5.

     .2   Salary Continuation.  Executive shall continue to receive
Base   Salary  for  eighteen  (18)  months  following  a  Covered
Termination.   Such amount shall be paid in regular  installments
on the normal payroll dates of the Company and shall be subject to all required tax withholding.

     .3   Bonus.  The Company shall pay to Executive an amount equal to one hundred and fifty percent (150%) of the annual bonus paid to the Executive in the year immediately preceding the effective date of the Change in Control. Such amount shall be paid in regular installments on the normal payroll dates of the Company and shall be subject to all required tax withholding.

     .4   Health Benefits.  Provided that Executive elects continued
coverage  under  federal COBRA law, the  Company  shall  pay  the
premiums   of   Executive's  group  health  insurance   coverage,
including coverage for Executive's eligible dependents, for a maximum period of eighteen (18) months following a Covered Termination; provided, however, that the Company shall pay premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Covered Termination. No premium payments will be made following the effective date of Executive's coverage by a health insurance plan of a subsequent employer. For the balance of the period that Executive is entitled to coverage under federal COBRA law, Executive shall be entitled to maintain such coverage at Executive's own expense.

     .5 Option Acceleration. Subject to Section 3.4 below, if Executive's employment with the Company terminates due to a Covered Termination, then all options of Executive to purchase the Company's common stock (or the stock of a successor to the Company by reason of assumption or substitution of options) shall become immediately fully vested and exercisable as of the date of Executive's termination of employment.

     .6 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

                            article 3

             Limitations And Conditions On Benefits

     .1   Release Prior To Payment Of Benefits.  Upon the occurrence of  a  Covered  Termination, and prior  to  the  payment  of  any
benefits  under  this  Agreement  on  account  of  such   Covered
Termination, Executive shall execute a release (the "Release") in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information and inventions agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement, and this Agreement shall be null and void.

     .2    Termination of Benefits.  Benefits under this Agreement
shall  terminate  immediately  if the  Executive,  at  any  time,
violates   any   proprietary   information   or   confidentiality
obligation to the Company.

     .3   Non-Duplication of Benefits.  Executive is not eligible to receive benefits under this Agreement more than one time.

     .4 Business Combination. The provisions of this Agreement described in Section 2.5 above pertaining to the acceleration of options in the event of a Change of Control (including a Constructive Termination within thirteen (13) months following the effective date of a Change of Control) shall not be effective for any Change of Control initiated in any respect during the period prior to February 28, 2001.



                            article 4

                       Parachute Payments

     Parachute Payments. If any payment or benefit Executive would receive under this Plan, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive's employment with the Company ("Payment"), would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

                            article 5

                           Definitions

      For purposes of the Agreement, the following terms are defined as follows:

     .1   "Base Salary" means Executive's annual base salary as in
effect   during  the  last  regularly  scheduled  payroll  period
immediately preceding the Covered Termination.

     .2   "Board" means the Board of Directors of the Company.

     .3   "Cause" means that, in the reasonable determination of the
Company or, in the case of the Chief Executive Officer, the Board, Executive:

          (a) has committed an act that materially injures the business of the Company;

          (b) has refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports;

          (c) has willfully or habitually neglected Executive's duties for the Company; or

          (d) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

     Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (b) or clause (c) unless the conduct described in such clause has not been cured within fifteen (15) days following Executive's receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of the conduct constituting Cause.

     .4   "Change in Control" means

          (a)  a sale of substantially all of the assets of the Company;

          (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, equal or greater stock voting power);

          (c)  a reverse merger in which the Company is the surviving
corporation  but  the  shares  of  the  Company's  common   stock
outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in
which   shareholders   immediately  before   the   merger   have,
immediately after the merger, greater stock voting power); or

          (d) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

     .5   "Company" means CV Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

     .6   "Constructive Termination" means that Executive voluntarily terminates employment within thirteen (13) months following a Change in Control after any of the following are undertaken without Executive's express written consent:

          (a) the assignment to Executive of any duties or responsibilities which results in a significant diminution in Executive's function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a mere change in Executive's title or reporting relationships shall not constitute a Constructive Termination;

          (b) a reduction by the Company in Executive's annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter;

          (c) any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which Executive is participating immediately prior to the effective date of the Change in Control (hereinafter referred to as "Benefit Plans"); or the taking of any action by the Company that would adversely affect Executive's participation in or reduce Executive's benefits under the Benefit Plans; provided, however, that a "Constructive Termination" shall not exist under this paragraph following a Change in Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

          (d) a relocation of Executive's business office to a location more than twenty (20) miles from the location at which Executive performs duties as of the effective date of the Change in Control, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the Change in Control;
provided, however, that if Executive performs sales functions for the Company, a change of sales territory shall not constitute a basis for Constructive Termination so long as the Executive's business office is not relocated as provided above;

          (e) a material breach by the Company of any provision of this Agreement; or

          (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

     .7    "Covered Termination" means an Involuntary Termination
Without Cause or a Constructive Termination occurring within thirteen (13) months following the effective date of a Change in Control.

     .8   "Involuntary Termination Without Cause" means Executive's
dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

                            article 6

                       General Provisions

     .1   Employment Status.  This Agreement does not constitute a
contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation
(i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

     .2   Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

     .3   Severability.  Whenever possible, each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     .4   Waiver.  If either party should waive any breach of any
provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     .5    Arbitration.  Unless otherwise prohibited  by  law  or
specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements. Pursuant to California Civil Code
Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

     .6   Complete Agreement.  This Agreement, including Exhibit A and
Exhibit B, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to cash severance benefits and health benefits to Executive in the event of employment termination other than any outstanding loans by the Company to Executive. It is entered into without reliance on any promise or representation other than those expressly contained herein.

     .7   Amendment Or Termination Of Agreement.  This Agreement may
be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

     .8   Counterparts.  This Agreement may be executed in separate
counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     .9   Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     .10 Successors And Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

     .11 Choice Of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

     .12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (e.g., attorneys, accountants).

     .13   Construction Of Agreement.  In the event of a conflict
between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

     In Witness Whereof, the parties have executed this Agreement on the Effective Date written above.


CV Therapeutics, Inc.              Tricia Borga Suvari


By:     /s/ LOUIS G. LANGE, M.D., PH.D.
Name:       Louis G. Lange, M.D., PH.D.
Title:      Chairman & CEO




Exhibit A:  Release (Individual Termination)
Exhibit B:  Release (Group Termination)

                            Exhibit A

                             RELEASE
                    (Individual Termination)


      Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

       I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

      I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

      Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

      I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one
(21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                   [Name of Executive]




                                   Date:

                            Exhibit B

                             RELEASE
                       (Group Termination)


      Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

       I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

      I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

      Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

      I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five
(45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and
(F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

                                   [Name of Executive]




                                   Date: